Exhibit 10.1
REVOLVING LINE OF CREDIT NOTE
(VARIABLE MAXIMUM)

$28,000,000.00    Roanoke, Virginia
March 25, 2020

FOR VALUE RECEIVED, the undersigned ROANOKE GAS COMPANY ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at MAC R4046-080, 10 South Jefferson Street, 8th Floor, Roanoke, Virginia 24011-1331 or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty-Eight Million Dollars ($28,000,000.00), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)    "Daily One Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(b)    "LIBOR" means the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

(c)    "London Business Day" means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

INTEREST:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Bank to be one percent (1.00%) above Daily One Month LIBOR in effect from time to time. Bank is hereby authorized to note the date and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)    Default Interest. The Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3%) above the rate of interest from time to time applicable to this Note (i) from and after the maturity date of this Note; (ii) from and after the date prior to the maturity date of this Note when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.

BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a Swap Agreement is not a loan document):

(a)    Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Note or under any related loan document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(b)    Benchmark Replacement Conforming Changes. Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c)    Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent

(d)    Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:

(i)    “Benchmark” means, initially, LIBOR (including Daily One Month LIBOR, if applicable); provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

(ii)    “Benchmark Administrator” means, initially, ICE Benchmark Administration Limited, a United Kingdom company, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

(iii)    “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Bank as of the applicable Benchmark Replacement Date:

(1)    the sum of: (A) Term SOFR or, if Bank determines that Term SOFR for the Corresponding Tenor cannot be determined, Term SOFR for the longest tenor that can be determined by Bank that is shorter than the Corresponding Tenor, and (B) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for Term SOFR; provided, however, that this clause (1) shall not apply (i) to any borrowings under this Note if a Swap Agreement is in effect with respect to all or any portion of this Note as of the Benchmark Transition Event or Early Opt-in Election, and (ii) to any borrowings under this Note that bear interest at Daily One Month LIBOR;

(2)    the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark for the Corresponding Tenor (which, without limitation, may be compounded SOFR in arrears, term SOFR, Bank’s Prime Rate, or another benchmark selected by Bank); and (B) the applicable spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank.

With respect to Bank’s decisions under this paragraph (2):

(i)     if a Swap Agreement relating to a portion of this Note is in effect as of the Benchmark Transition Event or Early Opt-in Election, then Bank may without limitation, select (i) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the entire balance of this Note, or (ii) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the hedged portion of this Note, and the applicable Benchmark Replacement for the remaining non-hedged portion of this Note; and

(ii)     in the case of a replacement rate for Daily One Month LIBOR, Bank may, without limitation, select SOFR notwithstanding the availability or feasibility of determining a daily one month SOFR; and

(iii)     Bank’s selection of any applicable Benchmark Replacement shall give due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

Provided, however, during any period of time that the Benchmark Replacement would be less than zero percent (0.0%), the Benchmark Replacement shall be deemed to be zero percent (0.0%) for the purposes of this Note and the related loan documents, subject to any applicable floor rate provision.

(iv)    “Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, prepayment provisions and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank.

(v)    “Benchmark Replacement Date” means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

(vi)    “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer representative of underlying markets.

(vii)    “Corresponding Tenor” means a tenor having approximately the same length as the Interest Period, provided, however, that the Corresponding Tenor for Daily One Month LIBOR shall be one day.

(viii)    “Early Opt-in Election” means the election by Bank to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Bank of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) Term SOFR plus a spread adjustment that has been selected or recommended by the Relevant Governmental Body.

(ix)    “Interest Period” means, initially, the applicable LIBOR Period, and if a Benchmark Replacement is applicable, the tenor of the Benchmark Replacement.

(x)    “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the

Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(xi)    “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator thereof, (or a successor administrator) on its website.

(xii)    “Swap Agreement” means a swap agreement by and between Borrower and Bank or its affiliates.

(xiii)    “Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

BORROWING AND REPAYMENT:

(a)    Borrowing and Repayment of Principal. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount set forth above or such lesser amount as shall at any time be available hereunder. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on March 31, 2022.

(b)    Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing April 1, 2020, and on the maturity date set forth above.

(c)    Adjustments in Availability. Notwithstanding the principal amount set forth above, the maximum principal amount available under this Note shall vary from time to time as follows:

(i)    $22,000,000.00 from the date of this Note up to and including March 31, 2020;
(ii)     $3,000,000.00 from April 1, 2020 up to and including June 19, 2020;
(iii)     $8,000,000.00 from June 20, 2020 up to and including August 19, 2020;
(iv)    $19,000,000.00 from August 20, 2020 up to and including, February 28, 2021;
(v)    $15,000,000.00 from March 1, 2021 up to and including July 19, 2021;
(vi)    $20,000,000.00 from July 20, 2021 up to and including September 19, 2021;

(vii)	$28,000,000.00 from September 20, 2021 up to and including February 28, 2022; and
(viii)    $25,000,000.00 from March 1, 2022 up to and including March 31, 2022.

If the outstanding principal balance of this Note at any time is greater than the new maximum principal amount then available hereunder, Borrower shall immediately make a principal reduction on this Note in an amount sufficient to reduce the then outstanding principal balance hereof to an amount not greater than the new maximum principal amount available hereunder. Such principal reduction shall be subject to any prepayment fee set forth in this Note, if applicable.

(d)    Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) HOWARD T. LYON, PAUL W. NESTER or RANDALL P. BURTON II, any one acting alone (subject to any of Bank’s applicable authentication policies or procedures, which may require that a particular individual—including another specific individual listed above—provide verification of the identity of the requestor), who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.
(e)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated March 31, 2016, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)    Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if any, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Collateral Exclusion. No lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement (“Lien Document”) shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the Note Obligations by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after the date hereof. As used herein, “Note Obligations” means any obligations under this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

(c)    Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(d)    Governing Law. This Note shall be governed by and construed in accordance with the laws of Virginia, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

(e)    Effective Date. The effective date of this Note shall be the date that Bank has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Bank’s satisfaction.  Notwithstanding the occurrence of the effective date of this Note, Bank shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

(f)    Business Purpose. Borrower represents and warrants that all loans evidenced by this Note are for a business, commercial, investment, or other similar purpose and not primarily for a personal, family or household use.

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

ROANOKE GAS COMPANY

By: /s/ Paul W. Nester
PAUL W. NESTER,
PRESIDENT, CHIEF EXECUTIVE
OFFICER

By: /s/ Randall P. Burton, II
RANDALL P. BURTON, II,
CHIEF FINANCIAL OFFICER,
TREASURER, SECRETARY